Exhibit 10.1

AMENDMENT NUMBER one
TO LEASE BETWEEN
Fourth Avenue LLC
AND
Vicarious Surgical Inc.

THIS AMENDMENT made this October 14, 2021 between Fourth Avenue LLC, a Massachusetts limited liability company having offices at One Gateway Center, Newton, Massachusetts (“Landlord”) and Vicarious Surgical US Inc. (fka Vicarious Surgical Inc.), a Delaware corporation, with offices in Waltham, Massachusetts (“Tenant”).

WITNESSETH THAT,

WHEREAS, by Lease dated January 25, 2021, (as may be amended from time to time, the “Lease”), Landlord demised and leased to Tenant approximately 42,000 rentable square feet in Landlord's single-story office building commonly referred to as 78 Fourth Avenue in Waltham, Massachusetts (the “Building”).

WHEREAS, the Landlord and Tenant desire to amend the Lease as follows.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Landlord and Tenant agree that the Lease shall be and hereby is amended in the following respects:

1.	The definition of the defined term “Term Expiration Date:” in Article 1.0, "REFERENCE DATA" shall be amended to read as follows: “March 31, 2032”

2.	In Article 1.0, “REFERENCE DATA”, the definition of the defined term “Option Notice Date:” shall be amended to read as follows: “January 1, 2031”

3.	In Article 1.0, “REFERENCE DATA”, the definition of the defined term “Option Term Commencement Date:” shall be amended to read as follows: “April 1, 2032”

4.	In Article 1.0, “REFERENCE DATA”, the definition of the defined term “Option Term Expiration Date:” shall be amended to read as follows: “March 31, 2037”

5.	Effective as of the Amendment One Inclusion Date (as defined below), the definition of the defined term “Building:” in Article 1.0, "REFERENCE DATA" shall be amended to read as follows:

“Landlord's single-story building commonly referred to as 78 Fourth Avenue in Waltham, Massachusetts (the “Original Building”) and Landlord's single-story building commonly referred to as 62 Fourth Avenue in Waltham, Massachusetts (the “Amendment One Building”). As it is intended that the same standard of rights and obligations shall apply equally to both the Original Building and the Amendment One Building, the use of the term “Building” (and the corresponding definitions of “Land”, “Property” and “Parking Area”) throughout the Lease shall without prejudice be deemed to refer to both the Original Building and the Amendment One Building.”

6.	The “Existing Space” shall be approximately 42,000 square feet of rentable area on the ground floor of the Original Building. The Existing Space is shown on Exhibit A, “LEASE PLAN”, attached to the Lease originally (i.e. prior to this Amendment). The Existing Space is currently occupied by Tenant.

The “Amendment One Expansion Space” shall be approximately 30,000 square feet of rentable area on the ground floor of the Amendment One Building. The Amendment One Expansion Space is shown on Exhibit A, “LEASE PLAN”, attached to this Amendment.

Effective on the “Amendment One Inclusion Date” (as defined below), Exhibit A to this Amendment shall be deemed to be included in Exhibit A attached to the Lease.

7.	The “Amendment One Inclusion Date” shall be December 1, 2021 or any later date that the Amendment One Expansion Space may be delivered to Tenant as contemplated in this Amendment.

8.	Effective as of the Amendment One Inclusion Date, the Premises shall include both the Existing Space and the Amendment One Expansion Space, a total of approximately 72,000 square feet of rentable area.

9.	Effective as of the Amendment One Inclusion Date, the definition of the defined term “Premises:” in Article 1.0, "REFERENCE DATA" shall be amended to read as follows:

“Approximately 42,000 square feet of rentable area on the ground floor of the Original Building and approximately 30,000 square feet of rentable area on the ground floor of the Amendment One Building as more fully described in Article 2.0 of the Lease, “DESCRIPTION OF PREMISES”.”

10.	Landlord shall deliver the Amendment One Expansion Space vacant, in broom clean condition and otherwise “as is” as of the Amendment One Inclusion Date. Landlord agrees to use commercially reasonable efforts to deliver the Amendment One Expansion Space on December 1, 2021 (the “Amendment One Expansion Space Target Delivery Date”). If Landlord is delayed in Landlord's ability to deliver possession of all or any portion of the Amendment One Expansion Space to Tenant when and as otherwise required pursuant to this Amendment, whether because of strikes, labor difficulties, difficulties in obtaining materials, fire, governmental regulations, or any other circumstances beyond Landlord's reasonable control (including, without limitation, the failure of existing tenants to vacate), then such delay shall not constitute a breach or default on the part of Landlord under this Lease or give rise to any claims of damage or expenses of any kind against Landlord by Tenant, either direct or consequential; provided that if Landlord is unable to deliver possession of the Amendment One Expansion Space by the Amendment One Expansion Space Target Delivery Date, then Tenant's sole and exclusive remedy at law and in equity shall be that the Term Expiration Date, the Option Notice Date, the Option Term and schedules of Annual Base Rent shall be adjusted to reflect any such delay and an extension of the Term to reflect 124 full months from the Amendment One Inclusion Date.

Notwithstanding anything to the contrary contained in this Amendment, in the event Landlord has not delivered the Amendment One Expansion Space as required pursuant to this Amendment prior to August 1, 2022, Tenant may by notice to Landlord given prior to August 10, 2022 (the “Amendment One Expansion Space Termination Notice”), declare this Amendment null and void, in which case this Amendment shall be deemed null and void and without effect except as otherwise set forth in this Amendment; provided however that, if within 30 days of the Amendment One Expansion Space Termination Notice, Landlord delivers the Amendment One Expansion Space as required pursuant to this Amendment and notifies Tenant of same (“Landlord’s Delivery Notice”), the Amendment One Expansion Space Termination Notice shall be deemed null and void and the Amendment One Inclusion Date shall be the 5th day after the date of Landlord’s Delivery Notice.

Tenant’s election to declare this Amendment null and void and the failure of the Amendment One Expansion Space to be included in the Premises shall not constitute a breach or default on the part of Landlord under the Lease or give rise to any claims of damage or expenses of any kind against Landlord by Tenant, either direct or consequential and, with respect to the Premises (as defined prior to the execution of this Amendment), the Lease (without effect of this Amendment) shall remain in full force and effect. The provisions of this grammatical paragraph shall survive this Amendment being deemed null and void and without effect.

Landlord and Tenant agree, upon the request of the other given within 30 days of the Amendment One Inclusion Date, to execute a written document (the “Amendment One Inclusion Date Confirmation Agreement”), which document shall be prepared by Landlord and memorialize the Amendment One Inclusion Date as determined in accordance with this Amendment. The Amendment One Inclusion Date Confirmation Agreement shall include among other things as may be applicable, the date of the Amendment One Inclusion Date Confirmation Agreement, references to the Lease, the Tenant, the Landlord and the Premises, a statement that “Landlord and Tenant agree that the Amendment One Inclusion Date determined in accordance with Amendment Number One to Lease is [ENTER APPLICABLE DATE]”, revisions to dates and schedules of Rent affected by any later Amendment One Inclusion Date and applicable signatories. Landlord agrees to promptly prepare the Amendment One Inclusion Date Confirmation Agreement and Tenant agrees to promptly execute and return the Amendment One Inclusion Date Confirmation Agreement to Landlord, subsequent to which Landlord agrees to promptly execute and return a copy of the fully executed Amendment One Inclusion Date Confirmation Agreement to Tenant. Landlord and Tenant agree that the Amendment One Inclusion Date Confirmation Agreement is for confirmatory purposes only and, notwithstanding this paragraph and or the Amendment One Inclusion Date Confirmation Agreement, the Amendment One Inclusion Date shall be and shall be effective on the date as otherwise set forth and or determined in accordance with this Amendment.

11.	Landlord agrees that no more than four times prior to the Amendment One Inclusion Date, upon at least 10 day’s advance notice from Tenant, Landlord shall provide Tenant access to the Amendment One Expansion Space for the purpose of inspecting the condition of the Amendment One Expansion Space. Each such inspection event shall (i) be a continuous event for a period of time not more than 8 hours long, (ii) take place during regular business hours, (iii) be performed as a single event (i.e. all Tenant participants shall perform their inspection simultaneously) and (iv) not involve any testing which damages or alters the Amendment One Building (or the property upon which the Amendment One Building is situated) in any way. Notwithstanding the foregoing language of this provision to the contrary, subject to (x) the rights of any tenant then leasing the Amendment One Building and (y) Landlord’s discretion as to frequency, timing, duration and the number of attendees, such language shall not be deemed to necessarily preclude such additional periodic site visits as may be mutually agreed between Landlord and Tenant, which visits are necessary to prepare construction plans, drawings and specifications relating to improvements planned by Tenant and attended by Tenant and or Tenant’s architects, engineers and or other construction related professionals; provided, however, such additional site visits shall in each instance be arranged in advance with and accompanied by Landlord. Landlord reserves the right to require that any or all of the Tenant’s participants be escorted by Landlord during each such inspection event.

12.	Tenant acknowledges and affirms that Tenant has inspected or has had the opportunity to inspect the Amendment One Expansion Space and is satisfied in all respects thereto. Tenant shall accept the Amendment One Expansion Space vacant, in broom clean condition and otherwise "as is”. Tenant shall be deemed to occupy the Amendment One Expansion Space on and as of the Amendment One Inclusion Date.

Notwithstanding Tenant’s obligation to accept the Amendment One Expansion Space otherwise “as-is”, Landlord agrees that, prior to the 15th day after execution of this Amendment, Landlord shall have the roof top units (aka “RTUs”) and fan powered terminal units (aka “FPTs”) serving the Amendment One Expansion Space inspected by Suburban Mechanical Design Services (aka “Atalian”) or such other similarly qualified sub-contractor or mechanical engineer as Landlord may reasonably determine (a “Qualified Mechanical System Inspector”). Landlord agrees to provide Tenant with a copy of the field report prepared by the Qualified Mechanical System Inspector as soon a practical after receiving such report (the “Mechanical Equipment Report”). If and to the extent the Rooftop Mechanical Equipment Report indicates RTUs or FPTs in need of maintenance or repair, Landlord agrees to perform such maintenance and or repair as soon as practical.

Notwithstanding Tenant’s obligation to accept the Amendment One Expansion Space otherwise “as-is”, Landlord agrees that, prior to the 15th day after execution of this Amendment, Landlord shall have the standby power generator serving the Amendment One Expansion Space (the “62 Fourth Generator”) inspected by Nardone Electric Corporation or such other similarly qualified sub-contractor or engineer as Landlord may reasonably determine (a “Qualified Generator Inspector”). Landlord agrees to provide Tenant with a copy of the field report prepared by the Qualified Generator Inspector as soon as practical after receiving such report (the “62 Fourth Generator Report”). If and to the extent the 62 Fourth Generator Report indicates the 62 Fourth Generator is in need of maintenance or repair, Landlord agrees to perform such maintenance and or repair as soon as practical.

Except if and only to the extent specifically provided otherwise pursuant to the immediately forgoing two grammatical paragraphs, Landlord shall not be required to make any repairs or improvements or perform any other work whatsoever (including, without limitation, Landlord’s obligations contemplated in Section 4.3 of the Lease, “Tenant Improvement Allowance and Construction.”) to deliver possession of the Amendment One Expansion Space to Tenant or as a condition of Tenant’s acceptance of the Amendment One Expansion Space “as-is”, and any work necessary to prepare the Amendment One Expansion Space for occupancy by Tenant shall be performed by Tenant in compliance with the terms and provisions of this Lease at Tenant's own expense.

13.	As an inducement for Tenant to enter into this Amendment, Landlord agrees to reimburse Tenant for Eligible Alteration and Improvement Costs (as defined below) relating to certain improvements and renovations completed in the Amendment One Expansion Space up to a maximum of $1,200,000.00 (“Tenant’s Allowance”). The following shall apply with respect to such reimbursement.

(i) Tenant shall comply with all provisions of the Lease which relate to work by Tenant in the Premises, including, without limitation, the provisions of Article 8.0 of the Lease, “MAINTENANCE OF AND IMPROVEMENTS TO PREMISES”.

(ii) “Eligible Alteration and Improvement Costs” shall be determined as follows:

“Soft Costs” shall be deemed to mean costs incurred to design, specify and obtain building permits or other regulatory authorizations relating to Approved Reimbursable Improvements (as defined below), including, without limitation, fees paid to architectural and engineering professionals for preparation of construction drawings and other documents relating to Approved Reimbursable Improvements actually constructed.

“Hard Costs” shall be deemed to mean amounts other than Soft Costs incurred to construct Approved Reimbursable Improvements, including without limitation, reasonable construction management fees and supervision costs and the cost of Building personnel to the extent such costs relate to actual construction of Approved Reimbursable Improvements.

“Eligible Alteration and Improvement Costs” shall be deemed to include Hard Costs and Soft Costs not exceeding 15% of Hard Costs. All costs included in “Eligible Alteration and Improvement Costs” shall be bona fide, commercially reasonable and reflective of the submarket within which the Building is located as applicable with respect to such costs. “Eligible Alteration and Improvement Costs” shall, without intended limitation, specifically NOT include costs relating to the installation of or modifications to Tenant’s furniture, fixtures, equipment or Tenant’s phone, data or access systems.

(iii) Tenant's Allowance shall be used solely for Eligible Alteration and Improvement Costs relating to Landlord approved reimbursable improvements in the Amendment One Building (“Approved Reimbursable Improvements”) approved in writing by Landlord pursuant to Section 8.2 of the Lease, "Alterations and Improvements by Tenant.", and completed at a commercially reasonable cost prior to the later to occur of March 31, 2023 or the last day of the fifteenth full month after the Amendment One Inclusion Date (“Latest Completion Date”). In addition to any information required to be provided by Tenant pursuant to Article 8.0 of the Lease or otherwise required under the Lease, Tenant shall, upon request of Landlord, provide Landlord with such reasonable information (for example, without intended limitation, quotations, estimates, proposals, unit costs, etc.) as Landlord may from time to time require with respect to the costs of any improvements for which Tenant seeks Landlord’s approval. Landlord’s agreement in this Section to reimburse Tenant for Eligible Alteration and Improvement Costs shall not be deemed to obligate Landlord to consent to any particular improvement or renovation in the Amendment One Expansion Space.

(iv) Provided Tenant, at the time Landlord is required pursuant to this Section to pay Tenant all or any portion of the Tenant’s Allowance, is not in default under the Lease and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease, Landlord shall disburse Tenant's Allowance (or a portion thereof as applicable) to Tenant to the extent (X) any Approved Reimbursable Improvements have been completed prior to the Latest Completion Date and (Y), no later than four months after the Latest Completion Date, Tenant has provided Landlord with an application for payment including (a) copies of invoices for labor, materials or equipment charges incurred by Tenant in connection with such improvements, (b) copies of "as-built" plans of such improvements prepared and certified by Tenant's architect (if and to the extent plans are typically prepared and used in the planning or contracting of work in the nature of such improvements), (c) an affidavit from Tenant's architect that such improvements have been completed in accordance with applicable plans approved by Landlord, (d) final lien waivers from all contractors, subcontractors, material suppliers and all others engaged in construction of such improvements and (e) a copy of a Certificate of Occupancy for the Amendment One Expansion Space issued by the City of Waltham upon completion and inspection of such improvements (except to the extent a Certificate of Occupancy is not required by the City of Waltham for any improvements, in which case Tenant shall provide a letter signed by an officer of the entity constituting Tenant certifying the same and except in the event the City of Waltham indicates to Tenant that the Amendment One Expansion Space may be lawfully occupied, but has yet to perform the ministerial task of producing the Certificate of Occupancy, in which event commercially reasonable evidence satisfactory to Landlord acting reasonably that the City of Waltham has conducted all final inspections, has accepted such improvements and intends to issue a Certificate of Occupancy shall be sufficient in lieu of a Certificate of Occupancy; provided however that in this case, Tenant shall continue to use reasonable efforts to obtain an actual Certificate of Occupancy for the City of Waltham). Notwithstanding the forgoing language of above in this subparagraph (iv) to the contrary, with respect to Approved Reimbursable Improvements with a planned construction schedule exceeding 90 days (“Long Duration Approved Reimbursable Improvements”), provided the applicable Long Duration Approved Reimbursable Improvements are reasonably scheduled and expected to be completed prior to the Latest Completion Date and the amount of remaining of Tenant’s Allowance is then and, upon completion of the applicable Long Duration Approved Reimbursable Improvements, will be sufficient to fund the entirety of such Long Duration Approved Reimbursable Improvements, not more than one time in any consecutive 30-day period, Tenant may, by notice to Landlord provide an application for payment requesting disbursal of a portion of Tenant’s Allowance (or what then remains thereof) reflecting, net of a 10% retainage, the then partially completed portion of the applicable Long Duration Approved Reimbursable Improvements. Subject to all applicable terms and conditions for Landlord’s disbursal of Tenant’s Allowance other than items (b), (c), (d) and (e) above in this subparagraph (iv), but provided Landlord may require partial lien waivers from all or some contractors, subcontractors, material suppliers and or others engaged in constructing such Long Duration Approved Reimbursable Improvements, Landlord shall disburse such portion of Tenants Allowance as Landlord, in Landlord’s discretion shall determine to reasonably reflect the completed portion of such Long Duration Approved Reimbursable Improvements. Tenant’s final application for disbursement of Tenant’s Allowance with respect to completed Long Duration Approved Reimbursable Improvements shall include items (b), (c), (d) and (e) above in this subparagraph (iv) and Landlord shall have no obligation to disburse further portions of Tenant’s Allowance until such items are received by Landlord when and as otherwise required pursuant to the first sentence of this subparagraph (iv). Provided all applicable conditions set forth in this Section of this Amendment have been satisfied, Landlord shall disburse Tenant's Allowance (or a portion thereof as applicable) to Tenant within thirty days of the last to occur of Landlord’s receipt of Tenant’s application for payment, the completion of any applicable Approved Reimbursable Improvements and, if and to the extent applicable, Landlord’s receipt of items (a) through (e) above in this subsection (iv). In the event at the time Landlord is otherwise required pursuant to this Section to pay Tenant all or any portion of Tenant’s Allowance, Tenant is in default under the Lease or a condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease, Landlord shall not be required to disburse Tenant's Allowance (or a portion thereof as applicable) to Tenant as otherwise required pursuant to this Section until thirty days after the last to occur of (A) the day Tenant is no longer in default under this lease and any condition known to Tenant or Landlord which with the passage of time or the giving of notice would constitute a default under the Lease ceases to exist, (B) any damages and costs sustained by Landlord as a result of any default by Tenant under this Lease have been reimbursed to Landlord as required under the Lease, applicable law and/or as awarded by a court of competent jurisdiction (as the case may be), (C) Landlord’s receipt of Tenant’s application for payment, (D) the completion of any applicable Approved Reimbursable Improvements and (E) if and to the extent applicable, Landlord’s receipt of items (a) through (e) above in this subsection (iv).

(v) Tenant shall not be entitled to any reimbursement, credit against Rent or any other credit to the extent the total amount of Tenant’s Allowance is not disbursed to Tenant (a) because of Tenant’s failure to comply with the terms and conditions above in this Section or (b) because the total cost of the Approved Reimbursable Improvements completed prior to the Latest Completion Date is less than the total amount of Tenant’s Allowance. Notwithstanding the foregoing language in this subsection (v) to the contrary, in the event, after completion of all Approved Reimbursable Improvements in the Amendment One Building prior to the Latest Completion Date, there remains an undisbursed portion of Tenant’s Allowance, provided Tenant is not then in default under the Lease and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease, with respect to construction in the Original Building, which construction (1) was approved in advance by Landlord, (2) is then fully complete, (3) was completed, at a commercially reasonable cost, and (4) was completed after completion of all Approved Reimbursable Improvements in the Amendment One Building but prior to the Latest Completion Date, Tenant may, request disbursement from Tenant’s Allowance of an amount equal to the lesser of (X) the cost of such completed construction or (Y) what then remains of Tenant’s Allowance, but in any event not more than $200,000.00. Disbursements of Tenant’s Allowance relating to such construction completed in the Original Building shall be disbursed as applicable in accordance with subsection (iv) above.

(vi) Provided (A) the Lease is in full force and effect and Tenant is not in default under the Lease beyond any applicable notice and cure period and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease and (B) all of the conditions for disbursement of Tenant’s Allowance as set forth above in this Section of this Amendment have been satisfied, including, without limitation, Landlord’s receipt of items (a) through (e) above in subsection (iv) of this Section and Landlord has not notified Tenant of any deficiencies in such items, then, if and to the extent Landlord has not disbursed Tenant's Allowance (or a portion thereof as applicable) to Tenant within the applicable time period above in this Section, then, notwithstanding anything contained in this Lease to the contrary (but subject to the provisions of this Section 14(v)(b) above), after 30 days’ notice to Landlord, Tenant may set off against any Rent then due the amount of Tenant’s Allowance due to Tenant pursuant to this Section and not yet disbursed to Tenant.

(vii) Notwithstanding anything to the contrary contained above in this Section, Landlord may charge Tenant and Tenant agrees to pay as Additional Rent within 30 days of written notice from Landlord, a construction management fee on behalf of Landlord for oversight of Tenant’s construction, which fee shall not exceed 2.5% of the Hard Costs of Tenant’s construction. Landlord reserves the right to deduct such fee from Tenant’s Allowance. In addition to the construction management fee contemplated above in this paragraph, Tenant shall reimburse Landlord for all commercially reasonable administrative, technical, supervisory and other expenses incurred by Landlord in connection with the Approved Reimbursable Improvements, including if and as applicable, without limitation, Landlord’s peer review and other costs related to Landlord’s review of Tenant’s proposed construction and related plans, drawings and specifications, sprinkler/fire alarm shut downs, Landlord’s building technicians required on site during construction, and modifications to or reprogramming of Building systems required as a result of or related to the Approved Reimbursable Improvements.

14.	Existing Space: With respect to the period of time beginning December 1, 2021 and ending March 31, 2032, the Annual Base Rent with respect to the Existing Space shall be in accordance with the following table:

Period	Annual Base Rent:	Monthly Installment:
December 1, 2021 through March 31, 2022	$725,004.00	$60,417.00
April 1, 2022 through March 31, 2023	$1,050,000.00	$87,500.00
April 1, 2023 through March 31, 2024	$1,302,000.00	$108,500.00
April 1, 2024 through March 31, 2025	$1,344,000.00	$112,000.00
April 1, 2025 through March 31, 2026	$1,386,000.00	$115,500.00
April 1, 2026 through March 31, 2027	$1,428,000.00	$119,000.00
April 1, 2027 through March 31, 2028	$1,470,000.00	$122,500.00
April 1, 2028 through March 31, 2029	$1,512,000.00	$126,000.00
April 1, 2029 through March 31, 2030	$1,554,000.00	$129,500.00
April 1, 2030 through March 31, 2031	$1,596,000.00	$133,000.00
April 1, 2031 through March 31, 2032	$1,638,000.00	$136,500.00

15.	Amendment One Expansion Space: With respect to the period of time beginning with the Amendment One Inclusion Date and ending March 31, 2032, the Annual Base Rent with respect to the Amendment One Expansion Space shall be in accordance with the following table:

Period	Annual Base Rent:	Monthly Installment:
Amendment One Inclusion Date through March 31, 2022	$870,000.00	$72,500.00
April 1, 2022 through March 31, 2023	$900,000.00	$75,000.00
April 1, 2023 through March 31, 2024	$930,000.00	$77,500.00
April 1, 2024 through March 31, 2025	$960,000.00	$80,000.00
April 1, 2025 through March 31, 2026	$990,000.00	$82,500.00
April 1, 2026 through March 31, 2027	$1,020,000.00	$85,000.00
April 1, 2027 through March 31, 2028	$1,050,000.00	$87,500.00
April 1, 2028 through March 31, 2029	$1,080,000.00	$90,000.00
April 1, 2029 through March 31, 2030	$1,110,000.00	$92,500.00
April 1, 2030 through March 31, 2031	$1,140,000.00	$95,000.00
April 1, 2031 through March 31, 2032	$1,170,000.00	$97,500.00

The Annual Base Rent with respect to the Amendment One Expansion Space shall be in addition to the Annual Base Rent with respect to the Existing Space. Use of the Term “Annual Base Rent” throughout the Lease shall be deemed to refer to the sum of both the Annual Base Rent with respect to the Amendment One Expansion Space and the Annual Base Rent with respect to the Existing Space.

Notwithstanding anything to the contrary above in this Section, as an inducement for Tenant to enter into this Amendment, for so long as Tenant is not in default of the Lease beyond any applicable notice and cure period and no condition known to Tenant or Landlord then exists which with the passage of time or the giving of notice would constitute a default under this Lease, Tenant shall be relieved of Tenant's obligation to pay Annual Base Rent with respect to the Amendment One Expansion Space (and only with respect to the Amendment One Expansion Space) for the first four full months following the Amendment One Inclusion Date.

16.	In Article 1.0, “REFERENCE DATA”, the definition of the defined term “Security Deposit:” shall be amended to read:

“$936,000.00”

Simultaneous with execution of this Amendment and as a condition of the effectiveness of this Amendment, Tenant shall provide a modified, clean irrevocable letter of credit from an Approved Financial Institution (as required pursuant to Section 6.2 of the Lease, “Security Deposit.”) reflecting the increased amount of the Security Deposit. Notwithstanding the immediately preceding sentence to the contrary, provided the first Monthly Installment of Annual Base Rent due for the first full month for which Annual Base Rent is due with respect to the Amendment One Expansion Space shall have been paid by Tenant upon the execution of this Amendment, Tenant shall have until the 45th day after execution of this Amendment to provide an amendment to the existing letter of credit as applicable or a replacement letter of credit in the amount of the Security Deposit (as amended by this Amendment) and or as otherwise required pursuant to the Lease. In the event Tenant fails to provide such amendment or replace letter of credit as an when required pursuant to the immediately preceding sentence, Tenant shall be deemed in default of the payment of Rent and, notwithstanding Section 15.5 of this Lease, “Grace Period.”, without further notice or cure period, Landlord may exercise any or all of Landlord’s rights available under this Lease, at law or in equity, all of which rights Landlord reserves.

17.	The last three paragraphs of Section 6.2 of the Lease, “Security Deposit.”, shall be amended to read as follows:

“Notwithstanding anything to the contrary above in this Section 6.2, “Security Deposit.”, or elsewhere in this Lease, provided that as of the later of the Reduction Date (as defined below) or Tenant’s Security Deposit Reduction Request (as defined below), (i) Tenant has not at any time been in default under this Lease beyond any applicable notice and cure period, (ii) Tenant is not in default under this Lease and no condition known to Tenant or Landlord then exists which with the passage of time or the giving of notice would constitute a default under this Lease, (iii) except in the case of a Permitted Transfer, this Lease has not been assigned and the Premises or any portion of the Premises has not been sublet and (iv) Tenant’s net worth is satisfactory to Landlord (provided, however, that Landlord shall not deny Tenant’s request for reduction of the Security Deposit as contemplated in this provisions so long as Tenant has a net worth equal to or greater than the greater of (x) the net worth of Tenant as of the date of Amendment Number One to Lease or (y) the highest net worth of Tenant after the date of the this Lease through the date of Tenant’s Security Deposit Reduction Request (all as determined in accordance with generally accepted accounting principles)), then, subject to the provisions contained in this Section 6.2, “Security Deposit.”, and all other applicable provisions of this Lease, after March 31, 2026 (the “Reduction Date”), the Security Deposit may be reduced by $234,000.00 to be a total of $702,000.00.

Without limiting Landlord's rights available elsewhere under this Lease, at law or in equity, notwithstanding the immediately preceding paragraph, in the event of any default of Tenant beyond any applicable notice and cure period, the Security Deposit shall be or shall again be and remain $936,000.00 from such occurrence through the balance of the Term and Tenant shall, immediately upon notice from Landlord, pay to Landlord such funds as are required to restore the Security Deposit to $936,000.00 or, if requested by Landlord, provide (in accordance with all Lease terms relating to letters of credit) a letter of credit in the amount of $936,000.00. The failure of Tenant to restore the Security Deposit or provide the letter of credit as required shall be deemed a default by Tenant in the payment of Rent.

If in accordance with this Section the Security Deposit may be reduced, Tenant shall request such reduction by notice to Landlord (“Tenant’s Security Deposit Reduction Request”), which notice shall include information, calculations and explanations satisfactory to Landlord as sufficient to make a determination whether or not the conditions of this Lease for reduction of the Security Deposit have been met, and, within 45 days of such Tenant’s Security Deposit Reduction Request, Landlord, at Landlord's discretion, shall apply the amount by which the Security Deposit is to be reduced to Rent due under this Lease or refund such amount to Tenant or, if applicable, cooperate and coordinate with Tenant to amend or replace any existing letter of credit.”

18.	Tenant acknowledges, understands and agrees that, notwithstanding the change in Tenant’s name and the transfer of a controlling interest in the corporation or other entity constituting Tenant occurring prior to and or in conjunction with this Amendment, Article 10.0 of the Lease, “ASSIGNMENT, MORTGAGING, SUBLETTING, ETC”, shall not be deemed amended in any way nor shall any of Landlord’s rights or Tenant’s obligations under such article deemed modified in anyway. Such change in Tenant’s name and transfer of controlling interest shall have no bearing on an future interpretation of such Article.

19.	Tenant represents and warrants that, with respect to this Amendment, Tenant has not directly or indirectly dealt with any broker other than CBRE | New England, Colliers International and Lincoln Property Company whose commissions shall be paid by Landlord pursuant to separate agreement. Tenant agrees to save harmless and indemnify Landlord against any claims for a commission or other fee by any broker, person or firm whom Tenant has dealt with in connection with this Amendment.

Landlord represents and warrants that, with respect to this Amendment, Landlord has not directly or indirectly dealt with any broker other than CBRE | New England, Colliers International and Lincoln Property Company whose commissions shall be paid by Landlord pursuant to separate agreement. Landlord agrees to save harmless and indemnify Tenant against any claims for a commission or other fee by any broker, person or firm (including, without limitation, CBRE | New England, Colliers International and Lincoln Property Company) whom Landlord has dealt with in connection with this Amendment.

20.	Except as herein amended, all terms, conditions, covenants, agreements and provisions of the Lease shall remain in full force and effect and are hereby ratified and confirmed.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF the parties have hereunto set their hands and seals on the day and year first written above.

Fourth Avenue LLC		Vicarious Surgical us Inc.

BY: Commonwealth Development LLC, Manager

By	/s/ James A. Magliozzi	By	/s/ Adam Sachs
	James A. Magliozzi, Manager	Name:	Adam Sachs
		Title:	President & CEO, duly authorized

The undersigned, as guarantor of Tenant’s obligations under this Lease hereby acknowledges the foregoing Amendment to Lease

Vicarious Surgical Inc.

By	/s/ Adam Sachs
Name:	Adam Sachs
Title:	President & CEO, duly authorized

EXHIBIT A
LEASE PLAN